PRESS RELEASE
                          EXHIBIT 99(b)

FOR IMMEDIATE RELEASE
THURSDAY
OCTOBER 17, 1996


CONTACT PERSON:          STACY DUCKETT, VICE PRESIDENT
                         CORPORATE COMMUNICATIONS
                         (501) 688-8229


                    TCBY ANNOUNCES OPENING OF
                 200TH CONVENIENCE STORE LOCATION


LITTLE ROCK, AR - Thursday (October 17) - TCBY ENTERPRISES, INC. (NYSE:TBY) today announced the opening of its 200th convenience store location. The "TCBY" Treats(Service Mark) location is operated by Golden Gallon, Inc. at one of its CITGO branded retail outlets in Chattanooga, Tennessee.

Golden Gallon, Inc. currently operates 27 "TCBY" Treats(Service Mark) locations in its CITGO and Exxon convenience stores, and has signed franchise agreements for an additional 18 locations. Golden Gallon has stated it intends to operate over 90 "TCBY" Treats(Service Mark) locations as it places the operation in all of its outlets.

TCBY executed a development  agreement with CITGO  Petroleum
Corporation in February, 1996 which allows for the development of "TCBY" Treats(Service Mark) locations within CITGO branded retail outlets. There are over 14,000 CITGO branded retail outlets in the United States.

TCBY began testing convenience store locations in 1991. A full-scale development program was launched in late 1994. There are now 200 convenience store locations in operation. Agreements have already been signed for over 100 more locations, many of which are scheduled to open in 1996.

The Company has signed several development agreements with petroleum companies, including CITGO, Exxon, Texaco, Shell,
BP, and  FINA.    In  addition,  there  are  test  locations
operating through    other  petroleum companies.   Convenience
store locations often share space with other national food operations, including McDonald's, Taco Bell, Burger King, Pizza Inn and Subway.

"We are so pleased to announce the opening of our 200th convenience store location," said Herren C. Hickingbotham, President of TCBY Enterprises, Inc. "These locations have been a tremendous source of growth for TCBY, and we expect this to continue. Golden Gallon has been and will continue to be an important part of our program."

"Our relationship with TCBY has been great," said Ron Durham, President of Golden Gallon, Inc. "We are proud to be the owners of the 200th convenience store location and look forward to the opening of additional TCBY Treats operations."

Golden  Gallon,  Inc.,   based  in  Chattanooga,   Tennessee
operates 130 convenience stores in Tennessee and Georgia.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the "TCBY"(Registered) and Juice Works(Registered) brands.


                               -30-


Golden Gallon Contact:        Len Allen
                              Advertising Director
                              423-899-3800

CITGO Contact:                Richard Green
                              Light Oil Development Manager
                              918-495-4218